Exhibit 8.2

August 13, 2013

The Bank of Nova Scotia

44 King Street West

Toronto, Ontario Canada M5H 1H1

and

Scotiabank Covered Bond Guarantor Limited Partnership

c/o The Bank of Nova Scotia

44 King Street West

Toronto, Ontario Canada M5H 1H1

Dear Sirs/Mesdames:

We have acted as Canadian tax counsel to The Bank of Nova Scotia (the “Bank”) and Scotiabank Covered Bond Guarantor Limited Partnership (the “Guarantor”, and together with the Bank, the “Registrants”), in connection with the filing by the Registrants of a shelf registration on Form F-3 dated May 31, 2013 as amended by Amendment No. 1 thereto dated July 19, 2013 and Amendment No. 2 thereto dated August 13, 2013 (collectively, the “Registration Statement”) under the United States Securities Act of 1933, as amended (the “Securities Act”), of which the prospectus (the “Prospectus”) forms a part. The Registration Statement registers U.S.$15,000,000,000 aggregate amount of covered bonds which may be issued by the Bank and guaranteed by the Guarantor.

As Canadian tax counsel, we have advised the Bank and the Guarantor with respect to the material Canadian federal income tax considerations applicable to a Non-Resident Holder (as defined) as discussed under the heading “Canadian Taxation” (the “Discussion”) in the Prospectus. We hereby confirm that the statements set forth in the Discussion represent our opinions as to the matters of law covered by them, subject to the qualifications and assumptions stated therein.

We are aware that we are referred to in the Discussion in the Prospectus. We hereby consent to the reference to us in that section and the filing with the Commission of this letter as an exhibit to the Registration Statement without thereby implying or admitting that we are "experts" within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Yours very truly,

/s/ Osler, Hoskin & Harcourt LLP